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                                                                     Exhibit 4.1

                       Amendment No. 2 to Rights Agreement

         This Amendment No. 2, dated as of May 3, 2000, between Eskimo Pie Corporation, a Virginia corporation (the "Company"), and First Union National Bank, as successor Rights Agent (the "Bank").

         WHEREAS, the Company and Mellon Securities Trust Company entered into a Rights Agreement dated as of January 21, 1993 (the "Original Agreement");

         WHEREAS, the Original Agreement was amended pursuant to Amendment No. 1 dated as of November 23, 1998 (the "First Amendment") (the Original Agreement as amended by the First Amendment is hereinafter referred to as the "Rights Agreement");

         WHEREAS, the Company has entered into an Agreement and Plan of Merger between CoolBrands International Inc., a Canadian corporation, EP Acquisition Corp., a Virginia corporation and the Company (the "Acquisition Agreement");

         WHEREAS, pursuant to the Acquisition Agreement, the Company has agreed to make certain amendments to the Rights Agreement, as set forth below;

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has directed the Bank as successor Rights Agent to execute this Amendment No. 2 in order to amend the Rights Agreement as set forth below;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement shall be deleted in its entirety and the following is substituted therefore:

                           (a)  "Acquiring  Person"  shall  mean any  Person (as
                  hereinafter defined) who or which, together with all Affiliates and Associates (as hereinafter defined) of such Person, shall at any time become the Beneficial Owner (as hereinafter defined) of 20% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary (as hereinafter defined) of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or either of CoolBrands International Inc. or EP Acquisition Corp. with respect to or as a consequence of any action taken by them, or either of them, pursuant to that certain Agreement and Plan of Merger dated May 3, 2000, between CoolBrands International Inc., EP Acquisition Corp., and the Company, as amended from time to time.

     2. Except as amended hereby, the Rights Agreement remains unchanged and in full force and effect and is ratified and confirmed in all respects.
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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Rights Agreement to be duly executed, all as of the day and year first written above.


                              ESKIMO PIE CORPORATION



                              By /s/ David B. Kewer
                                ---------------------------------------
                                 David B. Kewer
                                 President and Chief Executive Officer



                              FIRST UNION NATIONAL BANK



                              By /s/ Holly Drummond
                                ---------------------------------------
                              Name: Holly Drummond
                              Title: Trust Officer